Exhibit 10.1

BTHC X, Inc.

P.O. Box 500, East Taunton, MA 02718-0500

May 16, 2017

Mr. Michael E. Fasci Sr.

45 Summer Street

Taunton, MA 02780

RE: Employment Agreement

Dear Mr. Fasci:

The purpose of this letter (“Letter Agreement”) is to memorialize the terms and conditions upon which we have agreed to offer you employment with BTHC X, Inc. (the “Company,” “we” or “us”).

1.     Title; Responsibilities. Commencing on Date: May 16, 2017 (the “Commencement Date”), you will be employed as the Company’s Chief Financial Officer and will report to the Board of Directors (the “Board”) of the Company. You will report to and take direction from at least 66% of the Board. In addition, subject to this Agreement, you may be terminated by at least 66% of the Board. You agree to perform such duties and responsibilities commensurate with your position and as may be reasonably requested by the Board from time to time. Without limiting the generality of the foregoing, you will be involved in planning, developing, implementing and expanding the financial operations and reporting obligations of the Company.

2.      Board Seat. The Company, together with the Board, hereby elects you, and vests you with the power and authority the same as all other members, as a member of the Board. You hereby agree to serve as a member of the Board effective as of the Commencement Date. We agree that the foregoing election to the Board and your role as a member of the Board is separate from your role as Chief Financial Officer of the Company. You may only be removed from the Board by a vote that equals at least 66% of the Board. This Section 2 shall survive the expiration or earlier termination of this Agreement and does not and shall not impact in any manner your Board seat.

3.      Term of Employment. Subject to the rights of termination by you and the Company set forth in this Letter Agreement, your employment will begin on the Commencement Date and continue for a period of two (2) years thereafter (the “Term”), subject to renewal for an additional one-year period (the “Renewal Term”) upon approval by the Board, unless your employment has been terminated prior thereto by either you or the Company. If you desire to extend your employment for the Renewal Term, you will submit a written request for such renewal to the Board no sooner than twelve (12) months and no later than two (2) months prior to the expiration of the Term. Within thirty (30) days of receipt of such written request, the Board (in consultation with the Company’s Compensation Committee) will advise you whether such renewal has been approved.

4.      Place of Employment. You will be responsible for establishing a Company office in Taunton, Massachusetts. You will work primarily out of the Massachusetts office and you will not be required to relocate your residence during the Term (including any Renewal Term) of your employment with the Company. However, you may be required to travel as needed.

5.       Full-time Employment. Subject to the other provisions of this Section 4, you agree to work on a best efforts basis to execute your responsibilities as Chief Financial Officer of the Company. Without limiting the generality of the foregoing, you agree not to render full-time services of a business, professional or commercial nature to any other person, firm or corporation; however, you may serve as an advisor or a board director to any other unrelated companies so long as such service does not interfere with your ability to comply with this Letter Agreement and is not competitive with or otherwise in conflict with the operations of the Company.

6.       Base Salary Compensation. You will receive, as a guaranteed base salary for your employment, annual compensation of Seventy Thousand Dollars ($70,000) for the Term. If your employment is extended for the Renewal Term, your annual base compensation for the Renewal Term will be determined at that time by the Board or the Compensation Committee, but in no event shall it be less than $70,000. Your base compensation will be paid in accordance with the Company’s standard payroll practices as in effect from time to time, but in no event less frequently than monthly.

7.       Bonus Compensation. In addition to your base salary, you will be entitled to receive an annual bonus equal to 1% percent (1%) of the Company’s EBITDA for that year. The annual bonus shall be paid no later than 31 days (i.e., by January 31st) following the end of each calendar year or the completion of the annual audit, whichever is later. If your employment is terminated for any reason prior to the expiration of the Term or the Renewal Term, as applicable, your annual bonus will be prorated for that year based on the number of days worked in that year.

8.       Equity Participation. Upon commencement of your employment, you (or to a trust or other related or affiliated entity designated by you for estate planning purposes) are entitled to a Warrant (Fasci #1) to purchase up to Eighty-Seven Thousand Six Hundred and Sixty-Seven (87,667) shares of common stock of the Company at an exercise price of $1 per share with a cashless exercise option as well. This warrant shall be exercisable for a period of 5 years and shall vest immediately upon the execution of this agreement. The warrants issued to you shall include demand rights, wherein on demand the Company will assume the cost of registration proportional to all shares being registered from other parties, and further the warrants shall have usual and customary piggyback rights at no cost to you for registration. In addition, you are entitled to two additional warrants, as follows: 1) a warrant (Fasci #2) to purchase up to Eighty-Seven Thousand Six Hundred and Sixty-Seven (87,667) shares of the common stock of the Company at an exercise price of $1 per share which shall vest and be issued to you on the first anniversary date of this agreement, and 2) a warrant (Fasci #3) to purchase up to Eighty-Seven Thousand Six Hundred and Sixty-Seven shares of the common stock of the Company at an exercise price of $1 per share which shall vest and be issued to you on the second anniversary date of this agreement. In the event of a “Change in Control” as defined by below, all warrants shall vest immediately. The form of Warrant Agreement is attached hereto as Exhibit A.

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9.       Expense Reimbursement. The Company will reimburse you for all reasonable and necessary travel and other out-of-pocket business expenses incurred by you in the performance of your duties and responsibilities, subject to and consistent with the Company’s business expense reimbursement policies in effect from time to time, including an itemized list of the expenses incurred and appropriate receipts and supporting documentation. When you travel via airplane on Company business, you will be entitled to first class or business class commercial airplane accommodations.

10.    Vacation. You will be entitled to paid vacation of not less than four (4) weeks per year in accordance with the Company’s vacation policy in effect from time to time. Your vacation will be planned consistent with your duties and obligations as Chief Financial Officer.

11.    Other Benefits. You will be entitled to participate in all group employment benefits that are offered by the Company to the Company’s senior executives and management employees from time to time, subject to the terms and conditions of such benefit plans, including any eligibility requirements. In addition, the Company will purchase and maintain during the Term (including any Renewal Term) an insurance policy on your life in the amount of One Million Dollars ($1,000,000), payable to your named heirs or estate as the beneficiary.

12.    Directors and Officers Insurance. The Company will maintain a policy of directors’ and officer’s liability insurance with broad form coverage, insuring you as both an officer and director of the Company and with coverage limits of not less than One Million Dollars ($1,000,000) per occurrence.

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13.    Termination by Company for Cause; Termination by Employee without Good Reason; Death of Employee. If, prior to the expiration of the Term (including any Renewal Term), the Company terminates your employment for “Cause” (as defined below), or if you voluntarily terminate your employment without “Good Reason” (as defined in Section 13(c) below), or if your employment is terminated by reason of your death, then all of the Company’s obligations hereunder shall cease immediately, and you will not be entitled to any further compensation beyond any pro-rated base salary due and bonus amounts earned through the effective date of termination. All warrants which have vested shall survive the termination of your employment for any reason. You will be reimbursed for any expenses incurred prior to the date of termination for which you were not previously reimbursed. For purposes of this Letter Agreement, “Cause” is defined as any one or more of the following:

(a)    You are convicted of or plead nolo contendere to any felony or gross misdemeanor involving fraud, dishonesty, or moral turpitude as a result of your commission of any act during the Term (or any Renewal Term), which conviction or plea prevents you from performing your duties or other obligations to the Company hereunder or has an adverse effect on the reputation or business activities of the Company.

(b)    You have engaged in fraud, embezzlement, theft, or willful deception, or have engaged in other dishonest acts during the Term (or any Renewal Term), which are detrimental to the business of the Company.

(c)    You have breached the non-solicitation or non-competition covenants set forth in Section 13 of this Letter Agreement, have willfully engaged in the diversion of any corporate opportunity or other similar, serious conflict of interest or self-dealing inuring to your benefit and to the Company's detriment.

(d)    You have excessively used alcohol or have used illegal drugs, which substantially and materially interferes with the performance of your duties under this Letter Agreement after receipt of written notice from the Company demanding substantial performance, setting forth the nature of the failure, and your failure to remedy within a reasonable time thereafter, not to exceed thirty (30) days.

(e)    You have violated state, federal or local laws and ordinances requiring equal employment opportunity and prohibiting discrimination and harassment based on race, creed, color, national origin, sex, honorably discharged veteran or military status, sexual orientation, or the presence of any sensory, mental, or physical disability, or any other category protected by law.

(f)     Your willful violation of a material policy of the Company.

(g)    Your material breach of any material obligation under this Agreement or any other written agreement between the Executive and the Company.

(h)    Your willful and material failure to comply with the Company's written policies or rules, as they may be in effect from time to time during the Employment Term, if such failure causes material reputational or financial harm to the Company.

For purposes of this provision, no act or failure to act on Your part shall be considered “willful” nless it is done, or omitted to be done, by You in bad faith or without reasonable belief that your action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, You in good faith and in the best interests of the Company. Moreover, in the event that the Company claims that Section 13(f)-(h) entitle the Company to terminate your employment for “Cause,” the Company shall give you notice in writing and you shall have thirty (30) days to cure any condition the Company asserts gives rise to “Cause.”

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14.    Termination by Company without Cause; Termination by Employee for Good Reason or Due to Disability.

(a)    If the Company terminates your employment at any time prior to the expiration of the Term (including any Renewal Term) without Cause, or if you terminate your employment at any time for “Good Reason” or due to a “Disability” (as such terms are defined below), subject to your execution of a general release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the “General Release”) and such General Release becoming effective within thirty (30) days following the Termination Date (such 30-day period, the “Release Execution Period”) you will be entitled to receive: (i) your base salary amount through the end of the Term (or the Renewal Term, as applicable); and (ii) your annual bonus amount for each year during the remainder of the Term (including the Renewal Term, as applicable), which bonus amount shall be equal to the greater of (A) the annual bonus amount for the immediately preceding year, or (B) the bonus amount that would have been earned for the year of termination, absent such termination; and (iii) your three Warrants described herein will be fully and immediately issued to you. Such payments shall be made ten (10) days after the General Release becomes effective unless you revoke the General Release.

(b)    If the Company terminates your employment without Cause, the Company shall give you not less than thirty (30) days advance written notice of such termination. If you elect to terminate your employment for Good Reason or due to your Disability, you shall give the Company not less than thirty (30) days advance written notice of such termination.

(c)    For purposes of this Letter Agreement, “Good Reason” means any one or more of the following:

(i)       a material breach by the Company of any provision of this Letter Agreement, including without limitation, the Company’s failure to pay you any salary, bonus or benefits,

(ii)       a requirement by the Company that you change your primary work location to a location more than twenty-five (25) miles from Taunton, Massachusetts, without your consent to such change;

(iii)       the creation and continuation of a hostile work environment which continues without corrective action being taken by the Company for a period of more than fifteen (15) days following written notice by you to the Company identifying the nature and cause of such hostile work environment; or

(iv)       the Company, without your consent (A) materially changes your title or position, (B) makes any material change or reduction in your duties or responsibilities, (C) materially reduces your salary, bonus compensation, or equity participation, or (D) assigns duties or responsibilities to you that are materially inconsistent with your position as Chief Financial Officer of the Company;

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Provided that you give the Company written notice specifying the condition or event constituting “Good Reason” within ninety (90) days of when the event occurs or the condition arises and the Company fails to cure within (30) days of receipt of such notice.

(d)    For purposes of this Letter Agreement, “Disability” means you are unable to perform the essential functions of your position as Chief Financial Officer of the Company, with reasonable accommodation, due to mental or physical illness or incapacity for an aggregate of ninety (90) days during any period of three hundred sixty (360) consecutive days during the Term (or any applicable Renewal Term).

15.    Termination Due to Change in Control.

(a)    Termination at Time of Change in Control. If there has been a “Change in Control” (as defined below) and the Company (or its successor or the surviving entity) terminates your employment without Cause as part of or in connection with such Change in Control (including any such termination occurring within one (1) month prior to the effective date of such Change in Control), then, subject to your execution of the General Release and the General Release becoming effective within the Release Execution Period in addition to the benefits set forth in Section 13(a) above, you will be entitled to the following: (i) an increase of $30,000 in your annual base salary amount (or an additional $2,500 per month) through the end of the Term (or the Renewal Term, as applicable); plus (ii) a gross-up in the annual base salary amount each year to account for and to offset any tax that may be due by you on any payments received or to be received by you under this Letter Agreement that would result in a “parachute payment” as described in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”); and (iii) the Warrant and additional warrants shall be fully and immediately available. Such payments will be made ten (10) days after the General Release becomes effective unless you revoke the General Release.

(b)    Termination After Change in Control. If the Company (or its successor or the surviving entity) terminates your employment without Cause within twelve (12) months after the effective date of any Change in Control, or if you terminate your employment for Good Reason within twelve (12) months after the effective date of any Change in Control, then, subject to your execution of the General Release and the General Release becoming effective within the Release Execution Period in addition to the benefits set forth in Section 13(a), you will be entitled to the following: (i) an increase of $30,000 in your annual base salary amount (or an additional $2,500 per month), which increased annual base salary amount shall be paid for the remainder of the Term (or the Renewal Term, as applicable) or for two (2) years following the Change in Control, whichever is longer; (ii) a gross-up in the annual base salary amount each year to account for and to offset any tax that may be due by you on any payments received or to be received by you under this Letter Agreement that would result in a “parachute payment” as described in Section 280G of the Code; (iii) payment of your annual bonus amount as set forth in Section 13(a)(ii) for each year during the remainder of the Term (including the Renewal Term, as applicable) or for two (2) years following the Change in Control, whichever is longer; (iv) health insurance coverage provided for and paid by the Company for the remainder of the Term (including the Renewal Term, as applicable) or for two (2) years following the Change in Control, whichever is longer; and (v) the Warrant and additional warrants shall be fully and immediately available. Such payments will be made ten (10) days after the General Release becomes effective unless you revoke the General Release.

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(c)    Change in Control Definition. For purposes of this Letter Agreement, “Change in Control” means any one of the following occurrences: (i) the Company is party to a merger or consolidation with or into another entity or group of entities (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold solely in respect of their interests in the Company’s capital stock immediately prior to such merger or consolidation) at least fifty percent (50%) of the voting power of the capital stock of the Company or the surviving or acquiring entity); (ii) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a corporation, person or group of affiliated persons, of the Company’s securities if, after such closing, such person or group of affiliated persons would hold fifty percent (50%) or more of the outstanding voting stock of the Company; or (iii) a sale, lease, assignment, transfer or disposal of all or substantial majority of the assets of the Company (other than a pledge of such assets or grant of a security interest therein to a commercial lender in connection with a commercial lending or similar transaction);; provided, however, that an equity financing by the Company in which the Company issues warrants, shares of its common stock or preferred stock , shall not be considered a Change of Control.

16.    Non-Solicitation; Non-Competition. You agree that during the term of your employment with the Company and for a period of two (2) years following termination of your employment, you will not: (a) solicit or induce any employee of the Company to leave the employ of the Company; (b) cause or attempt to cause any existing or prospective customer, client, distributor, vendor, supplier or provider of services to the Company who then has a relationship with the Company for current or prospective business, to terminate, limit, discontinue or in any manner modify, or fail to enter into, any actual or potential business relationship with the Company; or (c) provide any services, whether as an employee, consultant, officer, director, partner, manager, member or otherwise, to any individual, company or other entity that competes with, or is a competitor of, the Company.. Notwithstanding the foregoing provisions, none of the restrictive covenants contained in this section 15 shall apply at any time following your termination of employment if: (i) your employment is terminated by the Company without Cause; (ii) you terminate your employment with Good Reason; or (iii) the Company fails to extend your employment for the Renewal Term.

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17.     Confidential Information. You acknowledge that your services to be rendered hereunder will place you in a position of confidence and trust with the Company and will allow you access to “Confidential Information” (as defined below). You agree that at all times during and after the term of your employment hereunder, you will maintain the Confidential Information in strictest confidence and will not, unless required to do so in the ordinary course of the Company’s operations, disclose to any person, or use for your own personal use or financial gain, whether individually or on behalf of another person, any Confidential Information. Without limiting the generality of the foregoing, you acknowledge that the Company may have agreements and/or relationships with other persons that may impose obligations or restrictions regarding the confidential nature of work or information relating to such persons, and you agree to be bound by all such obligations and restrictions. As used herein, the term “Confidential Information” means any non-public information relating to the Company and its businesses including, but not limited to, information regarding any trade secrets, proprietary knowledge, business plans, operating procedures, finances, financial condition, customers, clients, suppliers, distributors, agents, business activities, budgets, strategic or financial plans, objectives, marketing plans, products, services, price and price lists, operating and training materials, data bases and analyses; provided, however, that Confidential Information shall not include information: (i) already known to you prior to its disclosure to you, or (ii) that is or becomes generally known to the public through no act or omission by you, or (iii) becomes available to you from a source other than the Company, provided that such source is not subject to or bound by any duty or obligation of confidentiality with respect to such information.

18.     Executive’s Attorney Fees. The Company shall pay for your incurrence of legal fees in connection with the evaluation, negotiation and preparation of this Letter Agreement and associated estate planning services, but in no event, shall such payment exceed the sum of Two Thousand dollars ($2,000).

19.     Entire Agreement. This Letter Agreement, including any exhibits hereto, embodies all the representations, warranties, covenants and agreements in relation to the subject matter hereof. No other representations, warranties, covenants, understandings or agreements in relation hereto exist between the parties except as otherwise expressly provided herein.

20.     Amendment. This Letter Agreement may not be amended, and the compensation and employee benefits made available to you pursuant to this Letter Agreement may not be changed, except by an instrument in writing signed by both parties hereto.

21.     Applicable Law. This Letter Agreement has been made and executed under, and will be construed and interpreted in accordance with, the laws of the State of Massachusetts, without giving effect to its conflict of law principles for the purpose of applying the laws of another jurisdiction.

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22.     Provisions Severable. Every provision of this Letter Agreement is intended to be severable from every other provision of this Letter Agreement. If any provision of this Letter Agreement is held to be void or unenforceable, in whole or in part, or unreasonable or excessive in scope or duration with the result that such provision (or portion thereof) as drafted is void or unenforceable, such provision shall be deemed to be reformed to the minimum extent necessary so that such provision as reformed may and shall be legally enforceable. If any provision of this Letter Agreement is held to be void or unenforceable, in whole or in part, and cannot be reformed and made enforceable as provided in the immediately preceding sentence, the remaining provisions will remain in full force and effect.

23.     Non-Waiver of Rights and Breaches. Any waiver by a party of any breach of any provision of this Letter Agreement will not be deemed to be a waiver of any subsequent breach of that provision, or of any breach of any other provision of this Letter Agreement. No failure or delay in exercising any right, power, or privilege granted to a party under any provision of this Letter Agreement will be deemed a waiver of that or any other right, power, or privilege. No single or partial exercise of any right, power, or privilege granted to a party under any provision of this Letter Agreement will preclude any other or further exercise of that or any other right, power, or privilege.

24.     Resolution of Disputes.

(a)    Arbitration. All claims and disputes between the parties hereto regarding any provision of this Letter Agreement or otherwise arising out of this Letter Agreement shall be settled by final and binding arbitration held in Boston, Massachusetts, under the then effective Comprehensive Arbitration Rules and Procedures of JAMS. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. The award rendered by the arbitrator shall be final and binding on the parties. The arbitrator shall have the authority to award any remedy or relief that a court in the State of Massachusetts could order or grant, including specific performance of any obligation created under this Agreement, the issuance of an injunction or other provisional relief, or the imposition of sanctions for abuse or frustration of the arbitration process. The arbitrator shall apply the law of the State of Massachusetts in deciding the merits of any dispute. The arbitrator shall provide a written and reasoned explanation for any award rendered in the arbitration. By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award.

(b)    Costs and Fees. The prevailing party (as determined by the arbitrator or other trier of fact) in any dispute resolved under Section 23(a) shall be entitled to be indemnified and held harmless by the other party thereto for all costs incurred in the arbitration or litigation, including but not limited to the cost of the record or transcripts thereof, arbitration or court fees, reasonable attorneys’ and expert witnesses’ costs and fees, and all other costs and fees incurred therein.

(c)    Equitable Remedies. You acknowledge that: (i) it would be difficult to calculate damages to the Company from any breach of your obligations under Sections 15 and 16 of this Letter Agreement, (ii) that injury to the Company from any such breach would be irreparable and impracticable to measure, and (iii) that the remedy at law for any breach or threatened breach of the provisions of Sections 15 and 16 of this Letter Agreement would therefore be an inadequate remedy and, accordingly, the Company shall, in addition to all other available remedies set forth herein, be entitled to specific performance, injunctive and other similar equitable remedies without posting bond or proving actual damages.

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25.     Interpretation of Agreement. Each of the parties has had the opportunity to be represented by legal counsel in the negotiation and preparation of this Letter Agreement, and the parties agree that this Letter Agreement is to be construed as jointly drafted. Accordingly, this Letter Agreement will be construed according to the fair meaning of its language, and the rule of construction that ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Letter Agreement.

26.     Survival of Provisions. All provisions of this Letter Agreement which by their terms are intended to survive any termination of your employment shall survive in accordance with their respective terms.

27.     Assignment. This Letter Agreement is binding upon and inures to the benefit of the parties and their respective heirs, executors, administrators, personal representatives, successors, and permitted assigns. This Letter Agreement is personal to you and the availability of you to perform services and the covenants provided by you hereunder have been a material consideration for the Company to enter into this Letter Agreement. Accordingly, you may not assign any of your rights or delegate any of your duties under this Letter Agreement, either voluntarily or by operation of law, without the prior written consent of the Company, which may be given or withheld by the Company in its sole and absolute discretion.

28.     Counterparts. This Letter Agreement and any amendment or supplement to this Letter Agreement may be executed in counterparts, each of which will constitute an original but all of which will together constitute a single instrument. Transmission by facsimile or electronically of an executed counterpart signature page hereof by a party hereto shall constitute due execution and delivery of this Letter Agreement by such party.

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Please confirm your agreement with the foregoing by signing and returning to the undersigned a copy of this Letter Agreement.

Very truly yours,

BTHC X, Inc.

/s/ Mark Thompson
By:	Mark Thompson
Its:	Director

Agreed to:

/s/ Michael E. Fasci Sr.	May 16, 2017
Michael E. Fasci Sr.	Date

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EXHIBIT “a”

wARRANT

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND, ACCORDINGLY, MAY NOT BE TRANSFERRED UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, (II) SUCH SECURITIES MAY BE SOLD PURSUANT TO RULE 144, OR (III) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

PURSUANT TO THE TERMS OF SECTION 1 OF THIS WARRANT, ALL OR A PORTION OF THIS WARRANT MAY HAVE BEEN EXERCISED, AND THEREFORE THE ACTUAL NUMBER OF WARRANT SHARES REPRESENTED BY THIS WARRANT MAY BE LESS THAN THE AMOUNT SET FORTH ON THE FACE HEREOF.

BTHC X, INC.

FORM OF

Warrant To Purchase Common Stock

Warrant No.: _______________

Number of Shares of Common Stock per Warrant No.: _________

Date of Issuance: __________ (“Issuance Date”)

BTHC X, Inc., a Delaware corporation (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Michael E. Fasci Sr., the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, upon surrender of this Warrant to Purchase Common Stock (including any Warrants to Purchase Common Stock issued in exchange, transfer or replacement hereof, the “Warrant”), at any time or times on or after the date hereof (the “Exercisability Date”), but not after 11:59 p.m., New York time, on the Expiration Date (as defined below), 87,667 fully paid non-assessable shares of Common Stock (as defined below) (the “Warrant Shares”). Except as otherwise defined herein, capitalized terms in this Warrant shall have the meanings set forth in Section 15. Capitalized terms used but not otherwise defined in this Warrant shall have the meanings set forth in the Letter Agreement (as defined below). This Warrant is the Warrant to purchase Common Stock (this “Warrant”) issued pursuant to (i) the Employment Agreement (the “Employment Agreement”), dated as of May 16, 2017 (the “Subscription Date”), by and among the Company and Michael E. Fasci Sr. (“Fasci”) or to a trust or other related or affiliated entity designated by Fasci for estate planning purposes.

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1.      EXERCISE OF WARRANT.

(a)    Mechanics of Exercise. Subject to the terms and conditions hereof, this Warrant may be exercised by the Holder on any day on or after the Exercisability Date, in whole or in part (but not as to fractional shares), by (i) delivery of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Warrant and (ii) if the Holder is not electing a Cashless Exercise (as defined below) pursuant to Section 1(d) of this Warrant, payment to the Company of an amount equal to the applicable Exercise Price multiplied by the number of Warrant Shares as to which this Warrant is being exercised (the “Aggregate Exercise Price”) in cash or wire transfer of immediately available funds (a “Cash Exercise”) (the items under (i) and (ii) above, the “Exercise Delivery Documents”). The Holder shall not be required to surrender this Warrant in order to effect an exercise hereunder; provided, however, that in the event that this Warrant is exercised in full or for the remaining unexercised portion hereof, the Holder shall deliver this Warrant to the Company for cancellation within a reasonable time after such exercise. On or before the first Trading Day following the date on which the Company has received the Exercise Delivery Documents (the date upon which the Company has received all of the Exercise Delivery Documents, the “Exercise Date”), the Company shall transmit by facsimile or e-mail transmission an acknowledgment of confirmation of receipt of the Exercise Delivery Documents to the Holder and the Company’s transfer agent for the Common Stock (the “Transfer Agent”). The Company shall deliver any objection to the Exercise Delivery Documents on or before the second Trading Day following the date on which the Company has received all of the Exercise Delivery Documents. On or before the second Trading Day following the date on which the Company has received all of the Exercise Delivery Documents (the “Share Delivery Date”), the Company shall, (X) provided that the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program (the “FAST Program”) and so long as the certificates therefor are not required to bear a legend regarding restriction on transferability, upon the request of the Holder, credit such aggregate number of shares of Common Stock to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (Y), if the Transfer Agent is not participating in the FAST Program or if the certificates are required to bear a legend regarding restriction on transferability, issue and dispatch by overnight courier to the address as specified in the Exercise Notice, a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder is entitled pursuant to such exercise. Upon delivery of the Exercise Delivery Documents, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder’s DTC account or the date of delivery of the certificates evidencing such Warrant Shares, as the case may be. If this Warrant is submitted in connection with any exercise pursuant to this Section 1(a) and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon an exercise, then the Company shall as soon as practicable and in no event later than three Trading Days after any such submission and at its own expense, issue a new Warrant (in accordance with Section 7(d)) representing the right to purchase the number of Warrant Shares purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant has been and/or is exercised. The Company shall pay any and all taxes and other expenses of the Company (including overnight delivery charges) that may be payable with respect to the issuance and delivery of Warrant Shares and a replacement Warrant (if necessary) upon exercise of this Warrant; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares or Warrants in a name other than that of the Holder or an affiliate thereof. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Warrant Shares upon exercise hereof.

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(b)    Exercise Price. For purposes of this Warrant, “Exercise Price” means $1.00, subject to adjustment as provided herein.

(c)    Company’s Failure to Timely Deliver Securities. If the Company shall fail for any reason or for no reason to issue to the Holder within three (3) Business Days of the Exercise Date a certificate for the number of shares of Common Stock to which the Holder is entitled and register such shares of Common Stock on the Company’s share register or to credit the Holder’s balance account with DTC for such number of shares of Common Stock to which the Holder is entitled upon the Holder’s exercise of this Warrant, and if on or after such Trading Day the Holder purchases, or another Person purchasers on the Holder’s behalf or for the Holder’s account (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of shares of Common Stock issuable upon such exercise that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) Business Days after the Holder’s written request and in the Holder’s discretion, either (i) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (ii) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.

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(d)    Cashless Exercise. Notwithstanding anything contained herein to the contrary, the Holder may, in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price, elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (a “Cashless Exercise”):

Net Number	=	(A x B) - (A x C)
B

For purposes of the foregoing formula:

A =	the total number of shares with respect to which this Warrant is then being exercised.

B =	the arithmetic average of the Closing Sale Prices of the shares of Common Stock for the five (5) consecutive Trading Days ending on the date immediately preceding the date of the Exercise Notice.

C =	the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

(e)     Rule 144. For purposes of Rule 144(d) promulgated under the Securities Act of 1933, as amended, as in effect on the date hereof, assuming the Holder is not an affiliate of the Company, it is intended that the Warrant Shares issued in a Cashless Exercise shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the Issuance Date.

(f)     Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed.

(g)    Beneficial Ownership. Beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of this Warrant, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in the most recent of (1) the Company’s most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of the Holder, the Company shall within two (2) Business Days confirm to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported.

(h)    No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.

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2.      ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES. The Exercise Price and the number of Warrant Shares shall be adjusted from time to time as follows:

(a)     Adjustment upon Subdivision or Combination of Common Stock. If the Company at any time on or after the Subscription Date subdivides (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Warrant Shares will be proportionately increased. If the Company at any time on or after the Subscription Date combines (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of Warrant Shares will be proportionately decreased. Any adjustment under this Section 2(a) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b)    Other Events. If any event occurs of the type contemplated by the provisions of this Section 2 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights or phantom stock rights), then the Company’s Board of Directors will make an appropriate adjustment in the Exercise Price and the number of Warrant Shares so as to protect the rights of the Holder; provided that no such adjustment pursuant to this Section 2(b) will increase the Exercise Price or decrease the number of Warrant Shares as otherwise determined pursuant to this Section 2.

(c)     Voluntary Adjustment By Company. The Company may, in its sole discretion, at any time during the term of this Warrant reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the Board of Directors of the Company.

(d)     Calculations. All calculations under this Section 2 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 2, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

3.       RIGHTS UPON DISTRIBUTION OF ASSETS.

(a)    If the Company, at any time while this Warrant is outstanding, shall distribute to all holders of Common Stock (and not to the Holders) evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security other than the Common Stock (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction), then in each such case the Exercise Price shall be adjusted by multiplying the Exercise Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Weighted Average Price determined as of the record date mentioned above, and of which the numerator shall be such Weighted Average Price on such record date less the then per share fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors in good faith. In either case the adjustments shall be described in a statement provided to the Holder of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

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4.      PURCHASE RIGHTS; FUNDAMENTAL TRANSACTIONS.

(a)    Purchase Rights. In addition to any adjustments pursuant to Section 2 above, if at any time the Company grants, issues or sells any Options, Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to all of the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the exercise of this Warrant and on the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(b)    Fundamental Transactions. In the event of a Fundamental Transaction, the Warrants held by Holder, if not yet vested, shall vest immediately and shall be fully exercisable in accordance with the terms of this Warrant. The Company shall not enter into or be party to a Fundamental Transaction unless the Successor Entity assumes in writing (unless the Company is the Successor Entity) all of the obligations of the Company under this Warrant and the other Transaction Documents in accordance with the provisions of this Section (4)(b) pursuant to written agreements in form and substance reasonably satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements to deliver to each holder of the Warrants in exchange for such Warrants a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant, including, without limitation, an adjusted exercise price equal to the value for the shares of Common Stock reflected by the terms of such Fundamental Transaction, and exercisable for a corresponding number of shares of capital stock equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and reasonably satisfactory to the Required Holders. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of the Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon exercise of this Warrant at any time after the consummation of the Fundamental Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property) issuable upon the exercise of the Warrant prior to such Fundamental Transaction, such shares of the publicly traded common stock or common shares (or its equivalent) of the Successor Entity (including its Parent Entity) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had this Warrant been converted immediately prior to such Fundamental Transaction, as adjusted in accordance with the provisions of this Warrant. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon an exercise of this Warrant at any time after the consummation of the Corporate Event but prior to the Expiration Date, in lieu of shares of Common Stock (or other securities, cash, assets or other property) purchasable upon the exercise of this Warrant prior to such Corporate Event, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Holder would have been entitled to receive upon the happening of such Corporate Event had this Warrant been exercised immediately prior to such Corporate Event. Provision made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the Required Holders. The provisions of this Section 4(b) shall apply similarly and equally to successive Fundamental Transactions and Corporate Events and shall be applied without regard to any limitations on the exercise of this Warrant.

(c)     Applicability to Successive Transactions. The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and Corporate Events and shall be applied without regard to any limitations on the exercise of this Warrant.

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5.      NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith comply with all the provisions of this Warrant and take all actions consistent with effectuating the purposes of this Warrant. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant, and (iii) shall, so long as this Warrant is outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the exercise of this Warrant, 100% of the number of shares of Common Stock issuable upon exercise of this Warrant then outstanding (without regard to any limitations on exercise).

6.      WARRANT HOLDER NOT DEEMED A STOCKHOLDER. Except as otherwise specifically provided herein, the Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

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7.      REISSUANCE OF WARRANTS.

(a)     Transfer of Warrant. If this Warrant is to be transferred, the Holder shall surrender this Warrant to the Company and deliver the completed and executed Assignment Form, in the form attached hereto as Exhibit B, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 7(d)), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less then the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 7(d)) to the Holder representing the right to purchase the number of Warrant Shares not being transferred.

(b)     Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 7(d)) representing the right to purchase the Warrant Shares then underlying this Warrant.

(c)     Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Warrant or Warrants (in accordance with Section 7(d)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender; provided, however, that no Warrants for fractional shares of Common Stock shall be given.

(d)     Issuance of New Warrants. Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 7(a) or Section 7(c), the Warrant Shares designated by the Holder which, when added to the number of shares of Common Stock underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant.

8.      NOTICES. Whenever notice is required to be given under this Warrant, unless otherwise provided herein, such notice shall be given in accordance the employment agreement between the Company and Michael E. Fasci Sr. dated February 13, 2017.

9.      AMENDMENT AND WAIVER. Except as otherwise provided herein, the provisions of this Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Required Holders. Any such amendment shall apply to all Warrants and be binding upon all registered holders of such Warrants.

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10.    GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL. This Warrant shall be governed by, and construed in accordance with, the internal laws of the State of Massachusetts, without reference to the choice of law provisions thereof. The Company and, by accepting this Warrant, the Holder, each irrevocably submits to the exclusive jurisdiction of the United States District Court sitting in the state of Massachusetts for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Warrant and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Warrant. The Company and, by accepting this Warrant, the Holder, each irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. The Company and, by accepting this Warrant, the Holder, each irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE COMPANY AND, BY ITS ACCEPTANCE HEREOF, THE HOLDER HEREBY WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS WARRANT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

11.    CONSTRUCTION; HEADINGS. This Warrant shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

12.    DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within two (2) Business Days of receipt of the Exercise Notice giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation of the Exercise Price or the Warrant Shares within three Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within two (2) Business Days submit via facsimile (a) the disputed determination of the Exercise Price to an independent, reputable investment bank selected by the Company and approved by the Holder, which approval shall not be unreasonably withheld, or (b) the disputed arithmetic calculation of the Warrant Shares to the Company’s independent, outside accountant. The Company shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than ten Business Days from the time it receives the disputed determinations or calculations. The prevailing party in any dispute resolved pursuant to this Section 12 shall be entitled to the full amount of all reasonable expenses, including all costs and fees paid or incurred in good faith, in relation to the resolution of such dispute. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

13.    REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant.

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14.    TRANSFER. Subject to applicable laws, this Warrant may be offered for sale, sold, transferred or assigned without the consent of the Company

15.    CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:

(a)     “Bloomberg” means Bloomberg, L.P.

(b)     “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(c)     “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or the last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(d)     “Common Stock” means (i) the Company’s shares of Common Stock, par value $0.001 per share, and (ii) any share capital into which such Common Stock shall have been changed or any share capital resulting from a reclassification of such Common Stock.

(e)     “Eligible Market” means the Principal Market, The New York Stock Exchange, Inc., The NYSE MKT, The NASDAQ Global Market, The NASDAQ Global Select Market, or The NASDAQ Capital Market.

(f)      “Expiration Date” means the fifth anniversary of the Exercisability Date or, if such date falls on a day other than a Trading Day or on which trading does not take place on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded (a “Holiday”), the next date that is not a Holiday.

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(g)    “Fundamental Transaction” means that the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person (but excluding a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company), or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), (v) reorganize, recapitalize or reclassify its Common Stock, or (vi) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock.

(h)    “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Common Stock Equivalents.

(i)     “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(j)     “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(k)    “Principal Market” means The OTC Market.

(l)     “Required Holders” means, as of any date, the holders of at least a majority of the Warrants outstanding as of such date.

(m)   “Successor Entity” means the Person (or, if so elected by the Holder, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Holder, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(n)    “Trading Day” means any day on which shares of Common Stock are traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock are then traded; provided that “Trading Day” shall not include any day on which the Common Stock are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

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(o)    “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by OTC Markets LLC. If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 12 with the term “Weighted Average Price” being substituted for the term “Exercise Price.” All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Common Stock to be duly executed as of the Issuance Date set out above.

BTHC X, Inc.

By:
Name:	Mark Thompson
Title:	Director

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EXHIBIT A

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS

WARRANT TO PURCHASE COMMON STOCK

BTHC X, INC.

The undersigned holder hereby exercises the right to purchase _________________ of the shares of Common Stock (“Warrant Shares”) of BTHC X, Inc., a Delaware corporation (the “Company”), evidenced by the attached Warrant to Purchase Common Stock (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1. Form of Exercise Price. The Holder intends that payment of the Exercise Price shall be made as:

                   ____________ a “Cash Exercise” with respect to _________________ Warrant Shares; and/or

                   ____________ a “Cashless Exercise” with respect to _______________ Warrant Shares.

2. Payment of Exercise Price. In the event that the holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the holder shall pay the Aggregate Exercise Price in the sum of $___________________ to the Company in accordance with the terms of the Warrant.

3. Delivery of Warrant Shares. The Company shall deliver to the holder __________ Warrant Shares in accordance with the terms of the Warrant and, after delivery of such Warrant Shares, _____________ Warrant Shares remain subject to the Warrant.

Date: _______________ __, ______
Name of Registered Holder

By:
Name:
Title:

Address:

Tax I.D.#

A-1

EXHIBIT B

ASSIGNMENT FORM

BTHC X, INC.

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)

Address:
(Please Print)
Dated: _______________ __, ______

Holder’s Signature:

Holder’s Address:

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.

B-1